Filed Pursuant to Rule 424(b)(3)
Registration No. 333-133280
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 21, 2006)
NAVARRE CORPORATION
9,675,091 Shares
Common Stock
     This Prospectus Supplement No. 1 supplements and amends the prospectus dated December 21, 2006 (the “Original Prospectus”) of Navarre Corporation relating to the resale by the selling stockholders of 9,675,091 shares of our common stock, which consists of shares of common stock and shares of common stock issuable to the selling stockholders upon the exercise of warrants to purchase common stock. We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholders. We will, however, receive the net proceeds of any warrants exercised for cash. This prospectus supplement should be read in conjunction with the Original Prospectus, and this prospectus supplement is qualified by reference to the Original Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information in the Original Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Original Prospectus, including any amendments or supplements thereto.
INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE ORIGINAL PROSPECTUS, AND IN ANY FILINGS WE HAVE MADE WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT WE HAVE INCORPORATED BY REFERENCE THEREIN, INCLUDING OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 2010 AND PERIODIC REPORTS FILED THEREAFTER.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information appearing in the table below, which is based on information provided by or on behalf of the named selling stockholders, supplement and amends the selling stockholder table in the Original Prospectus only to reflect the transfer of SRB Greenway Capital, L.P.’s and SRB Greenway Capital (QP), L.P.’s warrants to Becker Drapkin Partners, L.P. and Becker Drapkin Partners (QP), L.P., respectively, to update such entities’ share ownership positions and to reflect a partial transfer of warrants held by Whitebox Intermarket Partners, LP. No other changes to the table have been made and the information therein has not been updated.

	Shares Beneficially				Shares Beneficially
	Owned Before Offering (1)(2)				Owned After Offering(1)
		Shares Upon
		Exercise of
Selling Stockholder	Shares	Warrant	Total	Percent	Number	Percent

Becker Drapkin Partners, L.P. (27)	106,579	16,150	122,729	*	—	*
Becker Drapkin Partners (QP), L.P. (28)	862,389	126,707	989,096	2.7%	—	*
Whitebox Combined Partners, LP (35)	—	33,377	33,377	*	—	*
Whitebox Intermarket Partners, LP (36)	—	9,480	9,480	*	—	*

(27)	Steven R. Becker and Matthew A. Drapkin are co-managing members of BC Advisors LLC, the general partner of Becker Drapkin Management, L.P., the general partner of Becker Drapkin Partners, L.P. and, as such, may exercise voting and dispositive power over shares held by Becker Drapkin Partners, L.P. Amounts listed exclude 1,990,950 shares of Navarre stock held by Becker Drapkin Management, L.P. in a separate managed account on behalf of an investment advisory client. Based on information provided in Schedule 13D/A filed with the Securities and Exchange Commission by Becker Drapkin Management, L.P. on August 30, 2010. See also Note D.

(28)	Steven R. Becker and Matthew A. Drapkin are co-managing members of BC Advisors LLC, the general partner of Becker Drapkin Management, L.P., the general partner of Becker Drapkin Partners (QP), L.P. and, as such, may exercise voting and dispositive power over shares held by Becker Drapkin Partners (QP), L.P. Amounts listed exclude 1,990,950 shares of Navarre stock held by Becker Drapkin Management, L.P. in a separate managed account on behalf of an investment advisory client. Based on information provided in Schedule 13D/A filed with the Securities and Exchange Commission by Becker Drapkin Management, L.P. on August 30, 2010. See also Note D.

(35)	Andrew Redleaf, the managing member of Whitebox Combined Advisors, LLC, the general partner of Whitebox Combined Partners LP may be deemed to have investment discretion and voting power over the shares of Navarre stock held by Whitebox Combined Partners, LP. Whitebox Combined Partners, LP and Mr. Redleaf disclaim beneficial ownership of shares held by each other. See also Note D.

(36)	Andrew Redleaf, the managing member of Whitebox Intermarket Advisors, LLC, the general partner of Whitebox Intermarket Partners LP may be deemed to have investment discretion and voting power over the shares of Navarre stock held by Whitebox Intermarket Partners, LP. Whitebox Intermarket Partners, LP and Mr. Redleaf disclaim beneficial ownership of shares held by each other. See also Note D.
The date of this prospectus supplement is August 31, 2010.